Exhibit 10.8

AMENDED AND RESTATED

RESTRICTED UNIT AWARD AGREEMENT

UNDER THE AVEON GROUP L.P.

EQUITY INCENTIVE PLAN

among

THE AVEON GROUP L.P.

and

THE AVEON GROUP L.P. LIMITED PARTNERS FROM

TIME TO TIME PARTY HERETO

Dated as of September 24, 2010

AMENDED AND RESTATED

RESTRICTED UNIT AWARD AGREEMENT

UNDER THE AVEON GROUP L.P.

EQUITY INCENTIVE PLAN

This Amended and Restated Award Agreement (this “Agreement”), dated as of September 24, 2010, is made by and between The Aveon Group L.P., a Delaware limited partnership (the “Partnership”), and                     (the “Participant”) and, for purposes of Sections 8 through 14 hereof, Aveon Management L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Capitalized terms not defined herein shall have the meaning ascribed to them in The Aveon Group L.P. Equity Incentive Plan (the “Plan”). Where the context permits, references to the Partnership shall include any successor to the Partnership.

WHEREAS, the Partnership and the Participant entered into a Restricted Unit Award Agreement under The Aveon Group L.P. Equity Incentive Plan (the “Original Award Agreement”) on May 27, 2010 (the “Date of Grant”) pursuant to which the Partnership granted to the Participant restricted units representing limited partner interests in the Partnership on the terms and subject to the conditions of the Original Award Agreement; and

WHEREAS, the Participant and the Partnership now desire to amend and restate the Original Award Agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein, and for other good and valuable consideration, the Participant and the Partnership hereby agree as follows:

Section 1. Grant of Restricted Units. Subject to the immediately following sentence, the Partnership hereby grants to the Participant on the Date of Grant             units representing limited partner interests in the Partnership (the “Restricted Units”), subject to all of the terms and conditions of this Agreement and the Plan. The number of such Restricted Units will be adjusted at the time of the closing of the initial public offering of units representing limited partner interests in the Partnership (“Units”), or other initial capitalization event that enables the General Partner and the Partnership to acquire the “Aveon Business” (defined below) (any such initial public offering or other capitalization event, a “Capitalization Transaction”) and also adjusted on any related over-allotment option closing date, such that they represent     % of all outstanding Units on a fully diluted basis, giving effect to (i) Units issued in the Capitalization Transaction (including any Units issued or issuable pursuant to an underwriter’s over allotment option), (ii) Units issuable upon exchange of partnership units of Aveon’s subsidiaries and (iii) Units issued or issuable pursuant to the Plan. For purposes of this Agreement, the Aveon Business shall mean the business of actively acquiring and owning controlling interests in the general partners or managing members of hedge fund partnerships or limited liability companies focused on single investment style with assets under management generally less than $2 billion, which may be organized together into one or more single investment vehicles (herein referred to as “Composite Segments”). As a condition to the grant to the Participant of the Restricted Units pursuant to this Section 1, the Participant agrees to be bound by the terms and conditions of the Partnership Agreement.

Section 2. Lapse of Restrictions.

(a) Vesting.

(i) General. Subject to the provisions set forth below, the restrictions on transfer set forth in Section 2(b) hereof shall lapse pursuant to the terms of the vesting schedule attached hereto as Exhibit A, subject to the continued employment of the Participant by the General Partner, the Partnership or one of their respective Subsidiaries as of each such vesting date (in each case except as set forth in any vesting schedule attached hereto).

(ii) Following Certain Terminations of Employment. Upon termination of the Participant’s employment with the General Partner, the Partnership or one of their respective Subsidiaries for “Cause” or by Participant without “Good Reason” (as defined in the Amended and Restated employment agreement between the Participant and the General Partner, dated                     ,     , 2010, as the same shall be amended from time to time (the “Employment Agreement”)), any Restricted Units as to which the restrictions on transferability described in Section 2(b) of this Agreement shall not already have lapsed shall be immediately forfeited by the Participant without consideration of any kind, and neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Restricted Units.

(b) Restrictions. Until the restrictions on transfer of the Restricted Units lapse as provided in Section 2(a) hereof, or as otherwise provided in the Plan, no transfer of the Restricted Units or any of the Participant’s rights with respect to the Restricted Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Administrator determines otherwise, upon any attempt to transfer Restricted Units or any rights in respect of Restricted Units before the lapse of such restrictions, such Restricted Units and all of the rights related thereto shall be immediately forfeited by the Participant without consideration of any kind.

Section 3. Legend on Certificates. The Participant agrees that, to the extent any Certificate is issued evidencing ownership of the Restricted Units prior to the lapse of any outstanding restrictions relating thereto, such Certificate shall bear the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

The Units represented by this certificate are subject to certain restrictions upon transfer and rights of repurchase (the “Restrictions”) as set forth in The Aveon Group L.P. Amended and Restated Equity Incentive Plan and an Amended and Restated Restricted Unit Award Agreement entered into between the

Participant and The Aveon Group L.P., copies of which are on file with The Aveon Group L.P. Any attempt to dispose of these Units in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect and shall result in the forfeiture of such Units as provided by such plan and award agreement.

Section 4. Securities Laws Requirements. The Partnership shall not be obligated to transfer any Units to the Participant free of the restrictive legend described in Section 3 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Partnership, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).

Section 5. No Obligation to Register. The Partnership shall be under no obligation to register the Restricted Units pursuant to the Securities Act or any other federal or state securities laws.

Section 6. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Units by any holder thereof in violation of the provisions of this Agreement will be valid, and the Partnership will not transfer any of said Restricted Units on its books nor will any of such Restricted Units be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Partnership. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

Section 7. Payment of Taxes and 83(b) Election. The Participant shall be fully responsible for any taxes payable in respect of the Restricted Units. The Participant is required to make an election under Section 83(b) of the Code in connection with such grant and shall promptly notify the Partnership of such election. A form of such election shall be provided by the Partnership.

Section 8. Failure to Enforce Not a Waiver. The failure of the Partnership or the General Partner, as applicable, to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Section 9. Non-Competition/Non-Solicitation. The Participant acknowledges that, in connection with the Participant’s services to the Partnership and expected employment with the General Partner, the Participant has had and will have access to and use of the confidential records, trade secrets and proprietary information of the Partnership, the General Partner and their respective Subsidiaries (the “Aveon Group”) and has been and will be provided with the opportunity to develop relationships with investors and clients, prospective investors and clients, employees and agents of the Aveon Group, and further acknowledges that such confidential records, trade secrets and proprietary information and relationships are extremely valuable assets in which the members of the Aveon Group have invested and will continue to invest substantial time, effort and expense and which represent a significant component of the value of the Aveon Business and the initial public offering of Units or other Capitalization Transaction, and accordingly agrees as follows:

(a) Non-Competition. While the Participant is employed by the General Partner, the Partnership or any member of the Aveon Group and for a period of 18 months following the date the Participant ceases to be employed for any reason, the Participant will not directly or indirectly in any geographic location where the Aveon Business is conducted (i) engage in any business for the Participant’s own account that competes with the Aveon Business, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the Aveon Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the Aveon Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Date of Grant) between any member of the Aveon Group and its respective investors, customers, clients or consultants as of the date of the Participant’s termination of employment. Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly, own, solely as an investment, securities of, or other ownership interest in, any person engaged in any business that competes with the Aveon Business if such investment is a passive investment, and, if the Participant (A) is not a controlling person of, or a member of a group which controls, such person, (B) does not, directly or indirectly, own 3% or more of any class of securities of, or other ownership interest in, such person and (C) does not participate in any management, direction or control of such person.

(b) Non-Solicitation. While the Participant is employed by the General Partner, the Partnership or any member of the Aveon Group and until the date that is 18 months after the date of the Participant’s termination of employment for any reason, the Participant will not, directly or indirectly, do or attempt to do any of the following: (i) solicit for employment or hire any person that is, or was within the six months preceding such solicitation or hire, employed with the Aveon Business, (ii) solicit or encourage any other employee with or consultant to the Aveon Business to terminate such employee’s employment or engagement with any member of the Aveon Group or breach any restrictive covenant to the Aveon Business.

(c) It is expressly understood and agreed that, although the Participant and the Partnership consider the restrictions contained in this Section 9 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d) The Participant understands that the provisions of this Section 9 (i) do not impose a greater restraint than is necessary to protect the legitimate business interests of the Aveon Group, (ii) contain reasonable limitations as to time and scope of activity to be restrained, (iii) are not harmful to the general public, and (iv) are not unduly burdensome to the Participant, and further acknowledges that the consideration provided hereunder is sufficient to compensate the Participant for the restrictions contained in such provisions.

Section 10. Nondisparagement. The Participant shall not at any time after the Date of Grant disparage or disclose to the public or any other person or entity any false or misleading information concerning the Aveon Group, or any owners, partners, directors, members, officers or employees of any member of the Aveon Group. Nothing contained in this Section 10 shall be deemed to prevent or impair the Participant or any owners, partners, directors, members, officers or employees of any member of the Aveon Group from testifying, to the extent that any of them reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested (or from otherwise complying with legal requirements) or from conferring with his, her or its legal counsel or with senior management or legal personnel of the applicable member of the Aveon Group charged with handling performance reviews and similar matters.

Section 11. Confidential Information and Developments. The Participant recognizes that it is in the Aveon Group’s legitimate business interest to restrict the Participant’s disclosure or use of Trade Secrets and Confidential Information (as defined below) relating to the Aveon Business for any purpose other than in connection with the Participant’s performance of the Participant’s duties to the Partnership or the General Partner from time to time, and to limit any potential appropriation of such Trade Secrets and Confidential Information by the Participant. The Participant therefore agrees that all Trade Secrets and Confidential Information relating to the Aveon Business heretofore or in the future obtained by the Participant during the course of (i) the establishment of the Aveon Business before the initial public offering of Units or other Capitalization Transaction, (ii) the discussions surrounding the Participant’s employment with the General Partner, or (iii) the Participant’s employment with the General Partner or any member of the Aveon Group shall be considered confidential and proprietary information of the Aveon Group. The Participant shall not at any time during the Participant’s employment or for a period of 18 months thereafter, use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets and Confidential Information, other than as necessary to further the business objectives of the Aveon Group. The term “Trade Secrets and Confidential Information” includes, by way of example and without limitation, matters of a technical nature, “know-how”, formulas, software, secret processes, works of authorship, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, ideas, test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers, promotional information, credit and financial data, plans for future development, any information relating to the investment performance of any fund or business managed by any member of the Aveon Group, fund of funds portfolio construction and selection and Discoveries and Works (as defined below), concerning practices, businesses, procedures, systems, plans or policies of the Aveon Group to the extent not generally available to third parties, of or relating to the Aveon Business, and its customers, the disclosure of which to competitors of the Aveon Business or others may cause the Aveon Business and the Aveon Group to suffer damage; provided, however, that Trade Secrets and Confidential Information shall not include any such information (i) that has become generally available to the public other than as a result of a breach by the Participant of this covenant or a breach of confidentiality obligations by another person whom the Participant has knowledge of being bound by an obligation of confidentiality, (ii) as may be required in response to any summons or subpoena or in connection with any litigation or other administrative hearing, (iii) to the extent required to comply with any law, order, regulation or ruling applicable to the Participant, or (iv) as may be required in connection with an audit by any taxing authority.

Section 12. Discoveries and Works. All Discoveries and Works (as defined below) made or conceived by the Participant in connection with the Participant’s services to the Partnership or during the Participant’s employment by the General Partner or any member of the Aveon Group, solely, jointly or with others, that relate to any present or anticipated activity of the Aveon Business, or are used or useable by the Aveon Business shall be owned by the applicable member of the Aveon Group. The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and Confidential Information, URLs, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. The Participant shall (a) promptly notify, make full disclosure to and execute and deliver any documents requested by any member of the Aveon Group, as the case may be, to evidence or better assure title to Discoveries and Works in such entity, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the General Partner, the Partnership or any member of the Aveon Group, (c) assist the General Partner, the Partnership or any member of the Aveon Group in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during the Participant’s employment with the General Partner or any member of the Aveon Group or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the General Partner, the Partnership or any member of the Aveon Group and to protect the title of the General Partner, the Partnership or any member of the Aveon Group thereto, including but not limited to assignments of such patents and other rights. The Participant acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended 17 U.S.C. Sect. 101.

Section 13. Non-Disclosure of Track Record. Except as otherwise provided in this Section 13, the Participant shall not, at any time, market, promote or otherwise trade on, or claim as the Participant’s own, the investment performance record (“Track Record”) of any fund, Composite Segment or any institutional or managed account, portfolio or other investment managed by the Aveon Business (each a “Fund or Portfolio”); provided that during the Participant’s employment with the General Partner, the Partnership or any members of the Aveon Group, the Participant shall be permitted to market, promote or otherwise trade on the Track Record of any Fund or Portfolio on behalf of the Aveon Business. Notwithstanding the foregoing, the Participant may disclose, in general terms, the overall nature of the Participant’s employment with the General Partner and the Aveon Group to the extent that such disclosure does not include the investment results of any Fund or Portfolio. All memoranda, documents or other materials relating to the Track Record of any Fund or Portfolio, including any values, numbers, sums, figures, statistics or other data relating to any Fund or Portfolio, must be approved by the General Partner in writing prior to use and shall contain all disclosures reasonably deemed by the General Partner to be prudent in order to comply with any law, regulation or rule, or any internal policy generally applicable to any part of the Aveon Business. The General Partner shall have the sole discretion and authority to determine for what use the Track Record is used. Any approval by the General Partner shall not be construed as an opinion with regard to the legality of such use or whether such use complies with applicable law or presentation standards. Any oral communications by the Participant that are permitted under this Section 13 shall be based on and consistent with all memoranda, documents and other materials approved by the General Partner under this Section 13.

Section 14. Specific Performance. The Participant acknowledges and agrees that the remedies at law available to members of the Aveon Group for a breach or threatened breach of any of the provisions of Sections 9, 10, 11, 12 or 13 of this Agreement would be inadequate and, in recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, each member of the Aveon Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Section 15. Governing Law; Venue; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions or the conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of Delaware.

Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Sections 9 through 13 of this Agreement (collectively, “Actions” and, individually, an “Action”) may be maintained in either the courts of the State of Delaware, the Commonwealth of Massachusetts or the federal District Courts sitting in Wilmington, Delaware or Boston, Massachusetts (collectively, the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Each party to this Agreement agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.

Section 16. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Units and this Agreement shall be subject to all terms and conditions of the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

Section 17. Section 409A Compliance. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Board determines that the Plan or the Restricted Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the Restricted Units in order to cause the Restricted Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

Section 18. Survival of Terms. This Agreement shall apply to and bind the Participant and the Partnership and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

Section 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 20. Agreement Not a Contract for Services. Neither the Plan, the granting of the Restricted Units, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, employee, consultant or advisor of any member of the Aveon Group for any period of time or at any specific rate of compensation.

Section 21. Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

Section 22. Representations. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the General Partner, the Partnership or any of their respective agents. The Participant understands that he or she (and not the General Partner or the Partnership) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

Section 23. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement.

Section 24. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan, the Partnership Agreement and this Agreement. The Participant has read and understands the terms and provisions of the Plan, the Partnership Agreement and this Agreement, and accepts the Restricted Units subject to all the terms and conditions of the Plan, the Partnership Agreement and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

THE AVEON GROUP L.P.

By
Name:
Title:

The Participant

Address:

For purposes of Sections 8 -14, AVEON MANAGEMENT L.L.C.

By
Name:
Title:

EXHIBIT A

Vesting Terms

(a) The Restricted Units shall vest on the date when the Administrator determines that the Economic Income Target was met, subject to the Participant’s continued employment through the last day of the fiscal quarter with respect to which the Economic Income Target was met; provided that if the Participant’s employment is terminated without Cause or by the Participant for Good Reason and the Economic Income Target is met within 18 months after the Participant’s termination, then the Restricted Units shall be fully vested on the date the Administrator determines that the Economic Income Target has been met; provided that, if the Participant gives written notice to the General Partner, no later than 30 days prior to the 18-month anniversary of the Participant’s termination, that the Participant agrees to continue to comply with Sections 9 and 10 of this Agreement, and agrees that Section 14 of this Agreement shall continue to apply, in each case, from the date of such 18-month anniversary and until the 24-month anniversary of the Participant’s termination, then the Restricted Units shall be fully vested (if not already vested) if the Administrator determines that the Economic Income Target is met with respect to any rolling four fiscal quarter period that ends on or prior to such 24-month anniversary, and such vesting shall be effective upon the date of the Adminstrator’s determination. Notwithstanding the foregoing, if the Economic Income Target is not met as of the last day of the fiscal quarter that ends after the seventh anniversary of the Capitalization Transaction, all Restricted Units shall never vest and will be immediately forfeited.

(b) Upon a Change in Control all outstanding Restricted Units shall immediately vest and all restrictions on transferability described in Section 2(b) of this Agreement that shall not already have lapsed shall immediately lapse.

Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings ascribed to them in the Amended & Restated Restricted Unit Award Agreement by and between The Aveon Group L.P., a Delaware limited partnership (the “Partnership”), and the Participant, dated as of September 24, 2010 (the “Agreement”).